CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in Post-Effective Amendment No. 2 to the Registration Statement (File No. 333-06849) of Profit Funds Investment Trust on Form N-1A under the Securities Act of 1933 of our report dated November 15, 1997 on our audit of the financial statements and financial highlights of the Trust, which report is included in the Annual Report to Shareholders for the period ended September 30, 1997 which is included in the Post-Effective Amendment to the Registration Statement. We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the headings,
"Auditors"   and   "Financial   Statements"   in  the  Statement  of  Additional
Information.

/s/ Coopers & Lybrand L.L.P.

COOPERS & LYBRAND L.L.P

2400 Eleven Penn Center
Philadelphia, Pennsylvania
January 15, 1998